Exhibit J

ARTICLES OF INCORPORATION

Enacted on July 1, 1976

Amended on January 1, 1977

Amended on July 1, 1977

Amended on December 29, 1977

Amended on March 7, 1986

Amended on May 2, 1987

Amended on November 17, 1987

Amended on March 13, 1989

Amended on December 16, 1989

Amended on February 13, 1991

Amended on June 30, 1992

Amended on December 4, 1992

Amended on February 28,1994

Amended on June 14, 1995

Amended on February 16, 1998

Amended on November 10, 1998

Amended on April 17, 2000

Amended on April 30, 2002

Amended on July 31, 2006

Amended on July 11, 2008

Amended on April 27, 2009

Amended on December 4, 2009

Amended on September 8, 2011

Amended on May 24, 2013

Amended on April 21, 2014

Chapter I General Provisions

Article 1 (Purpose)

The primary purpose of the Bank is to execute the business of providing finance required for the overseas economic cooperation, such as export and import, overseas investment and exploitation of overseas resources as such.

Article 2 (Name)

(1) The Bank is established under the Export-Import Bank of Korea Act (hereinafter referred to as the “Act”) and shall be called “The Export-Import Bank of Korea”.

(2) The name of the Bank in English shall be “The Export-Import Bank of Korea”.

Article 3 (Head Office, Branches, Sub-Branches, and Agencies)

(1) The Bank shall have its head office in Seoul Special Metropolitan City.

(2) The Bank may have domestic branches, sub-branches, or agencies where necessary.

(3) The Bank may have overseas branches, offices or representatives where necessary.

Article 4 (Capital)

(1) The capital of the Bank shall be fifteen trillion won (￦15,000,000,000,000) and shall be contributed by the Government of the Republic of Korea, the Bank of Korea, the Korea Finance Corporation under the Korea Finance Corporation Act, any bank under Article 2 (1) 2 of the Banking Act, any exporters’ association and any international financial organization.

(2) The Bank may issue certificates for capital contribution to the contributing institutions after the registration of the Bank’s establishment or after each capital contribution has been made.

Article 5 (Amendment of Articles of Incorporation)

Any revision of the articles of incorporation shall be made with the approval of the Minister of Strategy and Finance after a resolution of the operating committee of the Bank.

Article 6 (Other Matters)

Any matters deemed necessary for the operation of business of the Bank, but not provided for by the provisions of the articles of incorporation, shall be determined separately by a resolution of the operating committee of the Bank.

Chapter II Executives and Staffs

Article 7 (Executive)

(1) The Bank shall have one President, one managing director, directors not more than five in number and one auditor as executives.

(2) Directors shall include at least one executive director and one non-standing director.

Article 8 (Duty of Executive)

(1) The President shall represent the Bank and take the overall control of the operations of the Bank.

(2) The managing director shall assist the President and, when the President cannot perform his/her duties due to any inevitable reasons, he/she shall perform duties of the President on behalf of the President.

(3) The executive director shall assist the President and the managing director and take partial charge of the operations of the Bank as designated by the President.

(4) The non-standing director may deliberate on the matters brought to the board of directors and participate in resolution as a member of the board of directors. In addition, the non-standing director may assist the President and the managing director in connection with the management of the Bank as requested by the President.

(5) When both the President and the managing director cannot perform their duties due to any inevitable reasons, the executive director shall perform their duties on behalf of them in the order of precedence designated beforehand by the President.

(6) The auditor shall audit and inspect the operations and accounting of the Bank.

Article 9 (Appointment and Dismissal of Executive)

(1) The President shall be appointed and dismissed by the President of the Republic of Korea on the recommendation of the Minister of Strategy and Finance.

(2) The managing director and directors shall be appointed and dismissed by the Minister of Strategy and Finance on the recommendation of the President.

(3) The non-standing director shall be appointed among persons falling under any of the following subparagraphs:

1. have substantial knowledge and experience in business management, economy, accounting, law, or economic cooperation with foreign countries;

2. have substantial knowledge and experience in the management of the Bank and other related fields.

(4) The auditor shall be appointed and dismissed by the Minister of Strategy and Finance.

Article 10 (Term of Office of Executive)

(1) The term of office of an executive shall be three (3) years, and he/she may be reappointed.

(2) If any vacancy occurs in the office of an executive, a new executive shall be appointed and his/her term of office shall be the term under paragraph (1).

Article 11 (Remuneration of Executive)

The board of directors shall determine the remuneration and allowances for the President, the managing director, the directors and the auditor within the limit of the approved budget.

Article 12 (Restriction of Concurrent Offices)

(1) The President, the managing director or the executive director shall not be engaged in any other occupation other than such cases where he/she has been granted permission from the Minister of Strategy and Finance.

(2) The non-standing director shall not be an executive director of the Bank of Korea or other financial institutions.

Article 13 (Restriction on Power of Representation of Executives)

(1) The President, the managing director or any executive director shall not represent the Bank concerning the matters in which interests of the President, the managing director, or the executive director conflict with those of the Bank.

(2) If no other executive director representing the Bank exists in cases of paragraph (1), an auditor shall represent the Bank.

Article 14 (Appointment of Attorneys)

The President may, through a resolution of the board of directors, appoint attorneys from among the executives or staff who is empowered to exercise all judicial or non-judicial acts concerning the operations of the Bank.

Article 15 (Appointment and Dismissal of Staff)

The staff of the Bank shall be appointed and dismissed by the President of the Bank.

Chapter III Operating Committee

Article 16 (Operating Committee)

(1) The Bank shall have the operating committee (hereinafter referred to as the “Committee”).

(2) The Committee shall be comprised of the following members:

1. The President of the Bank;

2. One person whom the Minister of Strategy and Finance, the Minister of Foreign Affairs, the Minister of Trade, Industry and Energy, the Minister of Land, Infrastructure and Transport, the Minister of Oceans and Fisheries and the chairperson of the Financial Services Commission each designate from among public officials under their control;

3. One person whom the Governor of the Bank of Korea and the chairperson of the Korea Federation of Banks established under permission of the Financial Services Commission under Article 32 of the Civil Act each designate from among executive officers or directors under their control;

4. One person whom the Minister of Strategy and Finance designates from among representatives of exporters’ organizations upon consultation with the Minister of Land, Infrastructure and Transport;

5. One person whom the president of the Korea Trade Insurance Corporation under the Trade Insurance Act designates from among executive officers of his/her Corporation; and

6. No more than two persons entrusted by the Minister of Strategy and Finance with recommendation of the President of the Bank from among persons with abundant knowledge and experience in economic cooperation with foreign countries.

(3) When the Committee deliberates any matter related to another ministry, a public official of which is not a member of the Committee pursuant to paragraph (2) 2, the chairperson of the Committee may request a public official appointed by the minister of that another ministry to attend and express his/her opinions at the meetings of the Committee.

(4) The term of office of the member set out in paragraph (2) 4 shall be three(3) years, and the term of office of the members in the subparagraph 6 of the same paragraph shall be two(2) years.

(5) The Committee shall establish the basic policies pertaining to the operation and management of the Bank and may make the rules and regulations necessary for the performance of its functions.

Article 17 (Convocation of Meetings of the Committee)

(1) The President of the Bank shall call the Committee and shall become the chairperson of the Committee.

(2) Where the chairperson cannot perform his/her duties due to inevitable reasons, one of the members of the Committee shall act for the chairperson, in the order designated in advance by the chairperson.

(3) The chairperson shall call a meeting, without delay, upon the request of a majority of the members of the Committee or the auditor.

Article 18 (Method of Resolution)

The Committee shall open by the attendance of a majority of the constituent members of the Committee and shall resolve by the affirmative vote of a majority of the constituent members present.

Article 19 (Voting Limitation at Meetings by Members)

Where any member of the Committee has personal interests in a particular matter subject to the resolutions of the Committee, he/she shall not exercise his/her vote on that matter.

Article 20 (Exception to Powers of Committee)

(1) When immediate action is required at the time of war, incident, or similar state of national emergency, the President of the Bank may, if unable to call the Committee, take the necessary measures within the scope of authority of the Committee with the approval of the Minister of Strategy and Finance.

(2) When the President of the Bank has taken necessary measures referred to in paragraph (1), he/she shall call the Committee without delay and shall report the details thereof.

(3) The Committee may confirm, amend or suspend the measures referred to in paragraph (1).

Article 21 (Permission of Attendance at Meetings)

The managing director, directors and the auditor may attend the meetings of the Committee and state their opinions at such meetings.

Chapter IV Board of Directors

Article 22 (Board of Directors)

(1) The Bank shall have a board of directors.

(2) The board of directors shall be comprised of the President, the managing director and directors.

(3) The board of directors shall resolve important matters concerning the operations of the Bank and may establish the regulations necessary for the performance of its functions.

Article 23 (Convocations of Meetings of the Board of Directors)

The President shall call the board of directors and shall become the chairperson of the board of directors.

Article 24 (Method of Resolution)

The board of directors shall open by the attendance of a majority of the constituent members of the board of directors and shall resolve by the affirmative vote of at least two thirds of constituent members present.

Article 25 (Attendance at Meetings by Auditor)

The auditor may attend and state his/her opinion at the board of directors.

Chapter V Operations and Execution

Article 26 (Scope of Operations)

In order to achieve the purposes described in Article 1, the Bank shall engage in the operations as prescribed in Article 18 of the Act.

Article 27 (Guarantee on the Borrowing of Foreign Funds)

(1) The Government may guarantee the repayment of the principal and interest of the foreign funds the Bank borrows.

(2) In accordance with Article 92 of the National Finance Act, the Government shall obtain prior consent of the National Assembly whenever it intends to bear any guarantee obligation as set forth paragraph (1) above.

Article 28 (Ceilings on Borrowings, etc.)

Ceilings on borrowings or export-import financial debentures issuable by the Bank pursuant to Article 18 and 20 of the Act shall be thirty (30) times the total amount of its paid-in capital and reserve funds.

Article 29 (Capital Contribution to Corporations, etc.)

The Bank may make capital contributions or investments as prescribed in Article 18 and 20-2 of the Act.

Article 30 (Operational Plan)

(1) The Bank shall draw out an operational plan (including the approved ceiling on capital contributions per annum in accordance with Article 20-2 (2) of the Act. Hereinafter the same shall apply) each business year, submit it to the Minister of Strategy and Finance one month prior to the commencement of the relevant business year for his/her approval and forthwith report it to the Standing Committee of the National Assembly.

(2) The operational plan referred to in paragraph (1) shall be divided into the funds supply plan and the funds raising plan. Quarterly operation plans shall be attached to the operational plan referred to in paragraph (1).

Article 31 (Business Manual)

The Bank shall draw out a business manual prescribing the method of handling business under Article 18(2) and (5) of the Act, and shall obtain approval of the Minister of Strategy and Finance through the resolution of the Committee. The same shall also apply when the Bank intends to amend it.

Article 32 (Interest Rates on Loan and Discount and Rates for Guarantee Fees, etc.)

When the Bank assesses the interest rates on loan and discount, and rates for guarantee fees, etc. under Article 18 (2) and (5) of the Act, it shall fix those rates so that they can be appropriated for office operating expenses, commission for business agency, interests-on borrowings, other miscellaneous expenses and depreciation of assets, except for the inevitable cases for the promotion of export, export competitiveness, overseas investment, exploitation of overseas resources, or international economic cooperation.

Article 33 (Restriction on Business)

(1) When the Bank loans funds, discounts bills, or guarantees obligations under Article 18 (2) and (4) of the Act, it shall make trustworthy and sufficient examination on the relevant repayment.

(2) The ceilings of loan under Article 18 (5) of the Act shall be the sum of the amount invested by or borrowed from the Government, reserve and surplus.

Article 34 (Cooperation with Other Financial Institutions, etc.)

The Bank shall not compete with other financial institutions in performing the operations provided for in Article 18 of the Act. Rather, it shall cooperate with them or supplement and encourage their respective roles and functions.

Chapter VI Export-Import Financial Debentures

Article 35 (Export-Import Financial Debentures)

(1) The Bank may issue export-import financial debentures as provided for in Article 20 of the Act, and Articles 19 through 31 of the Presidential Decree.

(2) The Government may guarantee the repayment of the principal and interest of export-import financial debentures and it shall obtain prior consent of the National Assembly whenever it intends to bear any guarantee obligation in accordance with Article 92 of the National Finance Act.

Chapter VII Accounting

Article 36 (Business Year)

The business year of the Bank shall commence each year on 1st of January and end on 31st of December.

Article 37 (Budget)

The Bank shall make up a budget for incomings and outgoings each business year, and submit it to the Minister of Strategy and Finance one month prior to the commencement of the relevant business year for his/her approval.

Article 38 (Supplementary Revised Budget)

The Bank may make up a supplementary revised budget if it is necessary to revise the budget due to reasons arisen after the budget has been established. In this case, it shall be approved by the Minister of Strategy and Finance.

Article 39 (Reserve Funds)

(1) The Bank may include reserve funds in the budget to appropriate unforeseeable expenditures beyond the budget or in excess of the budget.

(2) The Bank shall obtain approval of the Minister of Strategy and Finance to use the reserve funds under paragraph (1).

Article 40 (Settlement of Accounts)

(1) Within three (3) months after the lapse of each business year, the Bank shall settle accounts and prepare financial statements for settlement of accounts such as balance sheets, income statements, surplus appropriation statements and report on the appraisal of the achievement of the operational program, documents annexed to the financial statements and other documents necessary for the settlement of accounts, and shall report them to the Minister of Strategy and Finance.

(2) The Bank, after submitting the documents described in accordance with paragraph (1), shall give public notice of them and keep the originals and / or copies of them at the Head Office, all branches, sub-branches and agencies.

Article 41 (Disposal of Profit)

The Bank shall dispose of the net profit of final accounts in the order of the following subparagraphs after appropriating the depreciation of assets each business year:

1. The Bank shall reserve not less than ten percent (10%) of the profit until the reserve reaches the paid-in capital;

2. The Bank shall distribute the profit preferentially to investors other than the Government at the rate of not more than fifteen percent (15%), with approval of the Minister of Strategy and Finance; and

3. The Bank shall dispose of the remaining profit subtracting the reserve in subparagraph 1 and the dividend in subparagraph 2 with approval of the Minister of Strategy and Finance through the resolutions of the Committee.

Article 42 (Compensation for Amount of Loss)

The Bank shall compensate for net loss of final accounts with the reserve each business year, and the Government shall compensate for the loss when the reserve is insufficient.

Chapter VIII Other Provisions

Article 43 (Method of Public Notice)

All public notices of the Bank shall be by advertisement in one or more of the daily newspapers published in Seoul Special Metropolitan City; provided, however, that financial statements may be posted on its website.

Article 44 (Vicarious Performance of Duties)

The Bank may have another financial institution perform some of its duties on its behalf.

Article 45 (Use of Surplus Funds)

The Bank may use surplus funds to the extent that it does not impede performance of the operations as prescribed in Article 18 of the Act, provided that the Minister of Strategy and Finance may, if necessary, restrict the method of its use.

Article 46 (Research)

The Bank may establish and operate the Overseas Economic Research Institute in order to perform research and investigations relating to the operations provided for in Article 26.

SUPPLEMENTARY PROVISIONS

Article 47 (Office Organization)

The office organization of the Bank shall be prescribed by the board of directors regulation.

Article 48 (Advisors and Part-time Staffs)

The Bank may, when it deems necessary for the execution of its operations, employ Korean nationals and/or foreigners as advisors or part-time staffs.

Article 49 (Scope of Application of the Articles of Incorporation)

In performing the operations entrusted by the Government to implement Article 18 of the Act as prescribed in Article 26, these articles of incorporation shall not be applied to the matters separately stipulated in the relevant laws and ordinances.

Article 50 (Special Case with respect to Capital Contributions under the Special Act)

In case where the Government is obliged to make all or more than half of capital contributions to or hold more than half of shares of the corporations, among those established under a special act, notwithstanding such special act, the Bank may make capital contributions to or hold shares of such corporations.

ADDENDA

Article 1 (Enforcement Date)

These Articles of Incorporation shall enter into force on the date of the Bank’s establishment.

Article 2 (Interim Measures)

The first fiscal year of the Bank shall cover the period from the date of establishment to December 31, 1976.

Article 3 (Signature of the Members of the Organizing Committee)

The following organizing committee members have hereby prepared these articles of incorporation pursuant to the provisions of Article 2 (2) of the Addenda to the Act, and have set their hands hereunder:

Choong-Hoon Cho

Vice-Minister of Finance

82, Sejong-ro, Chongro-ku, Seoul

In-Sang Song

President of the Export-Import Bank of Korea

10, Kwanchul-dong, Chongro-ku, Seoul

Yung-Gi Ha

Deputy Governor of the Bank of Korea

110, 3-ka, Namdaemoon-ro, Chung-ku, Seoul

Byung-Woo Ko

Assistant Minister for Financial Affairs of the Ministry of Finance

82, Sejong-ro, Chongro-ku, Seoul

Pil-Soo Park

Assistant Minister for Commerce and Trade of the

Ministry of Commerce and Industry

77, Sejong-ro, Chongro-ku, Seoul

Dong-Sun Ha

Director of the Finance Bureau of the Ministry of Finance

82, Sejong-ro, Chongro-ku, Seoul

In-Yong Jeong

Director of International Finance Bureau of the Ministry of Finance

82, Sejong-ro, Chongro-ku, Seoul

Wan-Mo Hong

Director and Deputy President of the Korea Exchange Bank

10, Kwanchul-dong, Chongro-ku, Seoul

Tae-Ho Lee

10, Kwanchul-dong, Chongro-ku, Seoul

ADDENDUM (1)

This Articles of Incorporation shall enter into force on the 1st day of January, 1977.

ADDENDUM (2)

This Articles of Incorporation shall enter into force on the 1st day of July, 1977.

ADDENDUM (3)

This Articles of Incorporation shall enter into force on the 29th day of December, 1977.

ADDENDUM (4)

This Articles of Incorporation shall enter into force on the 7th day of March, 1986.

ADDENDUM (5)

This Articles of Incorporation shall enter into force on the 2nd day of May, 1987.

ADDENDUM (6)

This Articles of Incorporation shall enter into force on the 17th day of November, 1987.

ADDENDUM (7)

This Articles of Incorporation shall enter into force on the 13th day of March, 1989.

ADDENDUM (8)

This Articles of Incorporation shall enter into force on the 16th day of December, 1989.

ADDENDUM (9)

This Articles of Incorporation shall enter into force on the 13th day of February, 1991.

ADDENDUM (10)

This Articles of Incorporation shall enter into force on the 30th day of June, 1992.

ADDENDUM (11)

This Articles of Incorporation shall enter into force on the 4th day of December, 1992.

ADDENDUM (12)

This Articles of Incorporation shall enter into force on the 28th day of February, 1994.

ADDENDUM (13)

This Articles of Incorporation shall enter into force on the 14th day of June, 1995.

ADDENDUM (14)

This Articles of Incorporation shall enter into force on the 16th day of February, 1998. Provided that the term of office of the Auditor being in office at the time of enforcement of these Articles of Incorporation shall, notwithstanding the revised provision of Article 10, be two (2) years.

ADDENDUM (15)

This Articles of Incorporation shall enter into force on the 10th day of November, 1998.

ADDENDUM (16)

This Articles of Incorporation shall enter into force on the 17th day of April, 2000.

ADDENDUM (17)

This Articles of Incorporation shall enter into force on the 30th day of April, 2002.

ADDENDUM (18)

This Articles of Incorporation shall enter into force on the 31st day of July, 2006.

ADDENDUM (19)

This Articles of Incorporation shall enter into force on the 11st day of July, 2008.

ADDENDUM (20)

This Articles of Incorporation shall enter into force on the 27th day of April, 2009.

ADDENDUM (21)

This Articles of Incorporation shall enter into force on the 4th day of December 2009. Provided that the provisions related to the executive and non-standing director are applied upon the first appointment of a non-standing director.

ADDENDUM (22)

This Articles of Incorporation shall enter into force on the 8th day of September, 2011.

ADDENDUM (24)

This Articles of Incorporation shall enter into force on the 22th day of April, 2014.